Exhibit 10.81

COMMUTATION & RELEASE AGREEMENT

This COMMUTATION & RELEASE AGREEMENT (this “Agreement”) is entered into effective as at 31 December 2006 (the “Effective Date”) by and among SCPIE Holdings Inc. (“SCPIE Holdings”), SCPIE Indemnity Company (“SCPIE Indemnity”) and American Healthcare Indemnity Company (“AHI”), each of 1888 Century Park East, Suite 800, Los Angeles, California, CA 90067-1712, USA (SCPIE Holdings, SCPIE Indemnity and AHI, collectively, “SCPIE”), and Chaucer Syndicates Limited as managing agent for and on behalf of The Members of Lloyd’s who constitute Syndicate 1204, Syndicate 1084 and their respective successors and assigns of 9 Devonshire Square, Cutlers Gardens, London EC2M 4WL (“Chaucer”), with reference to the following facts:

W I T N E S S E T H

A. AHI entered into a Quota Share Agreement dated April 3, 2000, in respect of the 2000 year of account of Syndicate 1204, as amended, a copy of which is appended hereto as Appendix One (the “Quota Share”).

B. By virtue of certain reinsurance to close agreements, the liability for business written by the members of Syndicate 1204 for the 2000 year of account and the benefit of reinsurance protecting such business have been reinsured into the 2004 year of account of Syndicate 1084.

C. Chaucer, SCPIE Holdings and AHI entered into a Deed of Undertaking dated March 8, 2006, a copy of which is appended hereto as Appendix Two (the “Deed”), requiring, among other matters, that SCPIE Holdings procure an irrevocable standby letter of credit with Barclays Bank Plc (the “Issuing Bank”) in the sum of £2.5 million (two million five hundred thousand pounds sterling) in favor of Chaucer and the member of Syndicate 1084 for the 2004 and subsequent years of account, a copy of which is appended hereto as Appendix Three (the “LoC”), to secure AHI’s obligations under the Quota Share.

D. SCPIE Indemnity entered into a Stop Loss Reinsurance Agreement dated March 8, 2006 in respect of the 2004 year of account of Syndicate 1084, a copy of which is appended hereto as Appendix Four (the “Stop Loss” and the Quota Share, collectively, the “Reinsurance Agreements”).

E. SCPIE and Chaucer now desire to fully and finally settle and commute all their respective past, present and future claims, rights, duties, obligations and liabilities of whatsoever nature, known and unknown, under the Reinsurance Agreements and the Deed, to terminate the Reinsurance Agreements and the Deed and to enter into mutual releases relating thereto, all in accordance with the terms, covenants and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the covenants set forth herein, and the payments made hereunder, it is agreed between SCPIE and Chaucer as follows:

1.	The recitals contained above are hereby incorporated by reference as though fully set forth herein.

2.	Within fifteen (15) business days following execution of this Agreement by both SCPIE and Chaucer, AHI shall pay the sum of GBP 1,067,000 (one million no hundred and sixty seven thousand pounds sterling) USD 3,876,000 (three million eight hundred and seventy six thousand US dollars) and CAD 261,000 (two hundred and sixty one thousand Canadian dollars) to Chaucer in connection with the Quota Share (in the aggregate, the “AHI Payment”), and SCPIE Indemnity shall pay USD 350,000 (three hundred and fifty thousand US dollars) to Chaucer in connection with the Stop Loss (the “SCPIE Indemnity Payment” and the AHI Payment, collectively the “Payments”). The remittance of the Payments by AHI and SCPIE Indemnity to Chaucer shall be paid within the above amounts by wire transfer, with Chaucer’s wiring instructions as follows:

£1,067,000 to

Bank Name: Lloyds Bank plc

Bank address: Threadneedle Street, London EC3

Sort code: 30-00-09

Swift: LOYDGB2L

IBAN: GB18 LOYD 3000 0902 7762 72

Account name: Trustees of HH Hayward & Others Syndicate 1084

Account number: 2776272

US$4,226,000 to:

Bank name: Citibank NA

Bank address: Citibank House, 336 Strand, London WC2R 1HB

Swift: CITIGB2L

IBAN: GB66 CITI 1850 0803 1766 49

Account name: Trustess of Syndicate 1084

Account number: 3176649

CS261,000 to:

Bank name: Royal Bank of Canada

Sort ocde: 3050840

Account number: 803050840

Account name: LMAT PTF of Chaucer Syndicates Limited

3.	In the event that AHI fails to make a payment to Chaucer of all or any part of the AHI Payment and, or SCPIE Indemnity fails to make a payment to Chaucer of all or any part of the SCPIE Indemnity Payment on the terms and timelines set forth in Paragraph 2 herein, AHI and, or SCPIE Indemnity (as the case may be) agrees to pay interest to Chaucer on any unpaid sums at 2% above the base rate for the time being of Lloyd’s TSB Bank plc calculated on a day-to-day basis until the Payments are fully discharged.

4.	Chaucer shall accept the AHI Payment and the SCPIE Indemnity Payment as full and final settlement of any and all amounts claimed heretofore or hereafter to be due between SCPIE and Chaucer, arising under or in respect of the Reinsurance Agreements and the Deed. The parties understand and acknowledge that the Payments were calculated as of September 30, 2006, but that the commutations, terminations and releases provided hereunder shall be effective as of the Effective Date upon full payment to and receipt of the Payments by Chaucer. The parties are satisfied that any activities or adjustments under the Reinsurance Agreements and the Deed for the period from September 30, 2006 through December 31, 2006 are recognized in the Payments and agree that no additional amounts are or will be due or payable under the Reinsurance Agreements and the Deed nor will there be any reconciliation, adjustment or recalculation of the Payments to reflect the period from September 30, 2006 through the Effective Date. The parties further agree that the Reinsurance Agreements and the Deed and other requirements thereunder will be terminated and of no further force or effect and all rights, liabilities and obligations thereunder will be cancelled in their entirety and none of the parties will have any liability of obligations thereunder, as of the Effective Date upon full payment to and receipt of the Payments by Chaucer and, to that end, within two (2) days following Chaucer’s receipt of the Payments and in accordance with terms of the LoC, Chaucer agrees to the return the original LoC to the Issuing Bank to procure the release of the LoC securing the Quota Share pursuant to the Deed.

5.

Upon receipt and clearance of the Payments and effective as of the Effective Date, SCPIE shall and hereby does irrevocably and unconditionally release and discharge Chaucer, its predecessors, parents, affiliates, subsidiaries, agents, officers, directors, employees, shareholders, policyholders, successors and assigns from any and all liabilities, including, but not limited to, all obligations, adjustments, executions, offsets, actions, causes of action, suits, arbitrations, mediations, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, omissions, costs, expenses and/or losses whatsoever, whether known or unknown, reported or unreported, and whether arising in the past, present or future, which SCPIE, and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against Chaucer by reason of any matter whatsoever arising out of the

Reinsurance Agreements or the Deed, it being the intention of the parties that this Agreement shall operate as a full and final settlement of Chaucer’s current and future liabilities to SCPIE under the Reinsurance Agreements and the Deed.

6.	Simultaneously with termination and release set forth in Paragraphs 4 and 5 respectively and effective as of the Effective Date, Chaucer shall and hereby does irrevocably and unconditionally release and discharge SCPIE, its predecessors, parents, affiliates, subsidiaries, agents, officers, directors, employees, shareholders, policyholders, successors and assigns from any and all liabilities, including, but not limited to, all obligations, adjustments, executions, offsets, actions, causes of action, suits, arbitrations, mediations, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, omissions, costs, expenses and/or losses whatsoever, whether known or unknown, reported or unreported, and whether arising in the past, present or future, which Chaucer, and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against SCPIE by reason of any matter whatsoever arising out of the Reinsurance Agreements or the Deed, it being the intention of the parties that this Agreement operate as a full and final settlement of SCPIE’s current and future liabilities to Chaucer under the Reinsurance Agreements and the Deed.

7.	Except as otherwise provided above, SCPIE and Chaucer absolutely and unconditionally covenant and agree with each other, their respective successors and assigns, that after the Effective Date of this Agreement and upon full payment of the Payments, neither party will hereafter for any reason whatsoever, demand, claim or file suit or initiate arbitration proceedings against the other in respect of any matters relating to or arising out of the Reinsurance Agreements or the Deed except for demands, suits or arbitrations with respect to rights, obligations and/or remedies provided for pursuant to this Agreement.

8.	The parties agree that no other payment or other consideration (save as may be expressly provided in this Agreement or may be incurred in connection with the enforcement of this Agreement) shall be payable or provided by any party to another party in connection with this Agreement.

9.	The parties releasing claims expressly assume the risk that acts, omissions, matters, causes or things may have occurred which are not known or are not suspected to exist by one or more of them. The parties to the fullest extent permitted by English law waive the terms and provisions of any statute, rule or doctrine of common law which either:

9.1	narrowly construes releases purporting by their terms to release claims in whole or in part based upon, arising from or related to such acts, omissions, matters, causes or things; or

9.2	which restricts or prohibits the release of such claims.

10.	This Agreement is the product of arm’s length negotiations and the terms of this Agreement have been completely read and fully understood and voluntarily accepted by both SCPIE and Chaucer and shall not be considered or deemed to be an admission by any party concerning any claims of any party and no past, present or future liability on the part of any party shall be implied by such payment or negotiation.

11.	SCPIE and Chaucer each represent and warrant to the other that:

(a)	it is a corporation in good standing in its state or country of domicile;

(b)	it is fully authorized and empowered to execute and deliver this Agreement;

(c)	that the person(s) executing this Agreement is (are) fully authorized to do so;

(d)	all consents and any other necessary authorizations and approvals required to enable it to enter into and perform and comply with its obligations under this Agreement are legal, valid and binding and have been done, fulfilled and performed that there are no pending conditions, agreements, transactions, or negotiations to which either is a party that would render this Agreement or any part hereof void, voidable or unenforceable and that this Agreement is enforceable against it in accordance with its terms;

(e)	each has not assigned or encumbered, or purported to assign or encumber, any claims or cause of action purported to be released by this Agreement;

(f)	each has been represented by legal counsel in the negotiation and joint preparation of this Agreement and is fully aware of the provisions and legal effect;

(g)	each enters into this Agreement freely, without influence, and based on its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate for it, based upon its own judgment, information and analyses and upon its own tax, accounting, regulatory, legal, financial and other advice relying on such of its own tax, accounting, regulatory, legal, financial and other advice relying on such of its own advisers as it may have deemed necessary and in each case without relying on the other party; and

(h)	no order has been made or petition presented or other step taken for it to be wound up or for the appointment of a liquidator, provisional liquidator, receiver, administrator or other similar office holder under the laws of any jurisdiction whatsoever.

12.

This Agreement shall constitute the final, complete and entire agreement between the parties as respects its subject matter and is the product of each party’s respective independent legal advice and analysis. This Agreement supersedes all other prior negotiations, commitments, agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof, and all discussions and agreements previously entertained between the parties concerning the subject matter of this Agreement are merged into this Agreement. The parties agree this Agreement is not a contract uberrimae fides and that no party shall owe any duty of disclosure to any other party in relation to the negotiation or conclusion of this Agreement. This Agreement is intended to finally resolve the rights and liabilities of the parties and their respective predecessors, successors, and assigns under or in any way related to the Reinsurance Agreements or the Deed or any of the business transacted pursuant thereto and no party shall:

12.1	have any remedy in respect of any representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement and upon which reliance may have been placed prior to and/or when entering into this Agreement, except in respect of fraudulent misrepresentation; and

12.2	seek to re-open or set aside nor seek to recover any insurance indemnity or payment in respect of this Agreement, the Reinsurance Agreements, the Deed or any other agreement relating thereto on any grounds whatsoever, including without limitation, that this Agreement, the Reinsurance Agreements or the Deed are void or voidable on the basis that any of the parties in the future becomes aware of any mistake of law (including any such mistake arising as a result of a subsequent change in the law which shall include, without limitation, a settled understanding of the law which is subsequently departed from by judicial decision) or any mistake of fact, in any way whatsoever connected with or related to this Agreement or the Reinsurance Agreements.

13.	This Agreement may not be modified or amended, except by written instrument executed by each of the parties hereto.

14.

It is hereby agreed that the parties, including but not limited to their attorneys, agents, representatives and affiliates, will not disclose the terms of this Agreement to any third parties except (1) when necessary to perform the terms of this Agreement, or (2) in response to lawful process. Notwithstanding the foregoing, nothing in this paragraph shall restrict the ability of the parties to disclose the terms of this Agreement to their financial and legal advisers, rating agencies, retrocessionaires, auditors, actuaries, regulatory entities or in connection with reports and statements that they may be required from time to time to file or submit to government agencies or to potential purchasers of the parties, provided that such parties have been informed of the confidentiality thereof and the need to maintain such confidentiality. The parties agree to take all reasonable steps to cooperate and protect the confidentiality of any information, which is disclosed in accordance with the terms of this Agreement, at the expense of the party requesting protection.

15.	This Agreement shall be governed by and construed in accordance with English law. The parties hereto agree to submit to the exclusive jurisdiction of the English Courts in respect of any dispute, controversy, or claim arising out of or in connection with this Agreement, or its breach, termination, formation or validity.

16.	This Agreement and its terms and conditions shall be binding upon and inure to the benefit of the parties hereto, their respective parents, affiliates, subsidiaries, successors and assigns and is not intended to confer any rights or benefits upon persons or entities other than the foregoing parties, and consequently no other person shall have or claim any benefit under this Agreement whether by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise howsoever.

17.	The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement, or any part hereof, or the rights of such party to thereafter enforce each and every such provision.

18.	If any provision of this Agreement is invalid, unenforceable or illegal under the law of any jurisdiction, such provision shall be deemed severable from the balance of this Agreement, and the validity and enforceability of the remaining provisions of this Agreement, and the validity and enforceability of such provision in any other jurisdiction shall not be affected thereby. In the event of such invalidity, unenforceability or illegality, the parties shall negotiate in good faith to amend this Agreement through the insertion of additional provisions which are valid, enforceable and legal and which reflect, to the extent possible, the economic and other purposes contained in the invalid, unenforceable or illegal provisions.

19.	Any term or provision of this Agreement notwithstanding, the execution of this Agreement shall not invalidate such rights of SCPIE and Chaucer to access records and documentation relevant to any aspect of the Reinsurance Agreements, the Deed or any claim thereunder as are set forth therein and shall survive the execution of this Agreement, provided the party seeking access to such records and/or documentation reimburses the other party for its reasonable expenses incurred by it in connection with providing such records and/or documents. Nothing in this Section shall be construed to entitle any party to re-open the terms or provisions of this Agreement.

20.	No party may assign or otherwise transfer its rights or obligations hereunder without the prior written consent of the other party.

21.	All notices with respect to this Agreement shall be in writing and signed by the parties and sent via courier, such as Federal Express, or via facsimile transmission with electronic confirmation to:

SCPIE:

1888 Century Park East, Suite 8000,

Los Angeles, California CA 90067-1712, USA

Attention: Mr. Edward G. Marley, Vice President

Facsimile: (310) 551-5947

Chaucer:

9 Devonshire Square, Cutlers Gardens,

London EC2M 4WL

Attention: Mr. David Turner, Company Secretary

Facsimile: 44 20 7397 9710

Either	party may change its notification information upon ten days advance written notice to the other party.

22.	Each party agrees to do such things and execute such further documents (at the requesting party’s expense) as may be reasonably requested by another party to further evidence the releases and terminations effected hereby.

23.	This Agreement may be executed and delivered in multiple counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument and agreement. The fully executed Agreement will constitute the binding agreement of the parties.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate, to be effective as of the Effective Date.

SCPIE:

SCPIE Holdings Inc.

BY:	/s/Donald J. Zuk	WITNESS	/s/ Joseph P. Henkes

BY:	/s/ Edward G. Marley	WITNESS	/s/ Joseph P. Henkes

SCPIE Indemnity Company

BY:	/s/ Donald J. Zuk	WITNESS	/s/ Joseph P. Henkes

BY:	/s/ Edward G. Marley	WITNESS	/s/ Joseph P. Henkes

American Healthcare Indemnity Company

BY:	/s/ Donald J. Zuk	WITNESS	/s/ Joseph P. Henkes

BY:	/s/ Edward G. Marley	WITNESS	/s/ Joseph P. Henkes

Chaucer:

Chaucer Syndicates Limited (as managing agent for and on behalf of The Members of Lloyd’s who constitute Syndicate 1204, Syndicate 1084 and their respective successors and assigns)

BY:	/s/ K.D. Curtis	WITNESS	/s/ M.J. Williams

BY:	/s/ Mark Graham	WITNESS	/s/ M.J. Williams

The following Exhibits have been omitted.

Appendix One:	Quota Share Agreement

Appendix Two:	Deed of Undertaking

Appendix Three:	Irrevocable Standby Letter of Credit

Appendix Four:	Stop Loss Reinsurance Agreement

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